Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

Michael C. Pearce

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

December 20, 2007

GOLF TRUST OF AMERICA, INC. ANNOUNCES

RECEIPT OF A LETTER FROM THE AMERICAN STOCK EXCHANGE REGARDING THEIR INTENTIONS TO DELIST GOLF TRUST OF AMERICA INC. COMMON STOCK FROM CONTINUED TRADING

CHARLESTON, SC, December 20, 2007 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that the Company received a letter (the “Amex Letter”) from the American Stock Exchange (the “Exchange” or “Amex”) on December 14, 2007 confirming Amex’s intention to proceed with the filing of an application with the Securities and Exchange Commission (the “SEC”) pursuant to Section 1009 of the Amex Company Guide (the “Company Guide”) to strike the Company’s common stock from listing and registration on the Exchange. The Company intends to appeal the contemplated delisting within the prescribed guidelines.

“We are committed and confident in our efforts to satisfy American Stock Exchange requirements for continued listing,” said Mike Pearce, the Company’s Chief Executive Officer.  “On November 8, 2007, GTA shareholders voted overwhelmingly to terminate the company’s plan of liquidation. As has been the case for many years, we continue to own and manage significant operating assets, employing over eighty dedicated professionals, and evaluating additional initiatives to grow our business. Our liquidity and net cash position is at a multi-year high, and we intend to demonstrate to Amex that Golf Trust of America, Inc. merits continued listing status.”

Amex’s intention to delist are based on its staff’s determination that the actions taken at the Company’s November 8, 2007 Special Meeting of Shareholders (at which the Company’s shareholders voted to terminate the Company’s plan of liquidation so that it could pursue alternative business strategies, including a merger, capital stock exchange, asset acquisition or other business combination with an existing operating company) was not in compliance with Section 1003(c)(i) of the Amex Company Guide (hereafter the “Guide”), and in accordance with Commentary .01 to Section 1009 to such Guide, the staff determined that it is necessary and appropriate for the protection of investors to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Guide (the “Staff Determination”).  The Amex Letter further noted that the basis for the Staff Determination included, among other things, the fact that “…the Company’s Board has not established any specific attributes or criteria, financial or otherwise, for prospective target businesses nor has the Company established a time frame in which it anticipates completing a business combination….”  Further, the Amex Letter stated that “…any business combination that the Company would enter into would be subject to Section 341 of the Company Guide and as such the post-transaction entity will be eligible for continued listing on the Exchange only if it meets the Exchange’s initial listing standards…” The Amex letter also stated that  “…The Company has not identified a target business.  Therefore, there is no assurance that the Company will be able to meet the initial listing criteria upon completion of a business combination…”.

The Amex Letter noted that in accordance with Sections 1203 and 1009(d) of the Guide, the Company has a limited right to appeal the Staff Determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel (a “Panel”).   In accordance with Section 1203 of the Guide, the Company would be deemed to have waived the opportunity for a hearing and a hearing would not be scheduled, unless the Company has submitted the applicable hearing fee and any unpaid listing fees due to the Amex by December 21, 2007.  If the Company elected not to appeal the Staff Determination by December 21, 2007, it would become final.  The Exchange Staff would then suspend trading of the Company’s securities and submit an application to the SEC to strike the Company’s common stock from listing and registration on the Exchange in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

The Company will file by December 21, 2007 an appeal of the Staff Determination seeking delisting from continued trading of its common stock on Amex.  While there is no guarantee of success, the Company believes that the Staff Determination was unwarranted.   The Company has indeed established specific financial and timing criteria for prospective target businesses.   Moreover, the Company does not intend to enter into any business combination that it did not believe would satisfy Section 341 of the Guide and be eligible for continued listing on Amex. The misperception, the Company believes, grew out of proxy language which went to extraordinary lengths to address the entire theoretical spectrum of possible future business outcomes. Not coincidentally, the Company continues to meet marketplace rules on minimum bid, float, net worth, market capitalization and number of shareholders. Moreover, the Company is current in its filings, has four qualified and independent  (as Amex defines) board of directors members and only one inside director.  Accordingly, the Company understands that the outcome of the appeal is far from certain, and in fact unknowable, but its management continues to believe that a full sharing of pertinent facts will justify a decision to permit the Company’s common shares to continue to be listed on Amex and that the Staff Determination will be rescinded.

Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.